Exhibit 5.1

September 16, 2024

ZyVersa Therapeutics, Inc.

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

Ladies and Gentlemen:

We are acting as counsel for ZyVersa Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance from time to time of up to $1,397,396 of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-281914) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 3, 2024, as declared effective by the Commission on September 9, 2024, which includes a base prospectus (the “Base Prospectus”), and a prospectus supplement dated September 16, 2024 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to the terms of the Sales Agreement, dated September 16, 2024 (the “Agreement”), by and between the Company and A.G.P./Alliance Global Partners.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and the Prospectus, (iv) the Agreement, and (v) such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for pursuant to the terms of the Agreement, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offer and sale of the Shares, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP